Amendment 2010-1 to the
Barnes Group Inc. Stock and Incentive Award Plan

Section 2(p) of the Barnes Group Inc. Stock and Incentive Award Plan, as amended March 15, 2010, is hereby restated in its entirety to read as follows:
“(p) ‘Fair Market Value’ on a particular date means as follows:
(i)If the principal market for the Common Stock is a national securities exchange, the last reported sale price per share of Common Stock during regular trading hours on such date as reported by Reuters or another source designated by the Committee; or
(ii)If the principal market for the Common Stock is not a national securities exchange, the last reported sale price per share of Common Stock during regular trading hours on such date in the over-the-counter market, as reported by the NASDAQ OTC Bulletin Board, the National Quotation Bureau or such other system then providing quotations with regard to trades in the Common Stock or, if on such date the Common Stock is publicly traded but not quoted by any such system, the last reported sale price per share of Common Stock during regular trading hours such date as furnished by a professional market maker making a market in the Common Stock; or
(iii)If in (i) or (ii) above, as applicable, there were no sales on such date reported as provided above, the last reported sale price per share of Common Stock during regular trading hours on the most recent prior day for which sales were so reported.
If the foregoing method of determining fair market value should be inconsistent with Section 409A, Section 422, Section 162(m)(4)(C) or any other provision of the Code, then, with respect to Awards (including in particular but not limited to Incentive Stock Options) and transactions that are intended by the Committee to satisfy Section 409A, Section 422, Section 162(m)(4)(C) or any other provision of the Code, ‘Fair Market Value’ shall be determined by the Committee in a manner consistent with Section 409A, Section 422, Section 162(m)(4)(C) or such other provision of the Code and shall mean the value as so determined.”

Date of Approval by the Board of Directors: December 9, 2010